one shell plaza 910 louisiana houston, texas 77002-4995 713.229.1234 fax 713.229.1522

April 22, 2005

067481.0105

NCI Building Systems, Inc.
10943 North Sam Houston Parkway West
Houston, Texas 77064

Ladies and Gentlemen:

            As set forth in the Registration Statement on Form S-3 (the “Registration Statement”) filed by NCI Building Systems, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of the offering and sale of (i) $180,000,000 aggregate principal amount of 2.125% Convertible Senior Subordinated Notes due 2024 (the “Notes”) issued pursuant to an Indenture (the “Indenture”) dated as of November 16, 2004 between the Company and The Bank of New York, as trustee (the “Trustee”), and (ii) 4,484,178 shares of common stock (the “Common Stock”), par value $0.01 per share, and the associated Rights to purchase Series A Junior Preferred Stock (the “Rights”), of the Company issuable upon the conversion of the Notes, in each case that may be sold by the selling securityholders referred to in the Registration Statement from time to time pursuant to Rule 415 under the Act, we are passing upon certain legal matters for the Company in connection with the Notes, the Common Stock and the Rights. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

            In our capacity as your counsel in connection with the matters referred to above, we have examined originals, or copies certified or otherwise identified, of each of the following items:

            (a) the Certificate of Incorporation and Bylaws of the Company, each as amended to date;

            (b) the Indenture;

            (c) the Notes;

            (d) corporate records of the Company, including minute books of the Company as furnished to us by the Company;

            (e) the Rights Agreement between the Company and Harris Trust and Savings Bank, as rights agent, dated as of June 24, 1998, as amended (the “Rights Agreement”);

            (f) certificates of public officials and of representatives of the Company;

NCI Building Systems, Inc.	2	April 22, 2005.

            (g) statutes; and

            (h) other instruments and documents as a basis for the opinions hereinafter expressed.

In giving such opinions, we have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates. In giving the opinions below, we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.

      We have assumed that (i) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legal, valid and binding obligation of the Trustee and (ii) the Notes have been duly authenticated by the Trustee and (iii) the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent and constitutes a legal, valid and binding obligation of the Rights Agent. In addition, in giving the opinion set forth in paragraph 3 below, we have assumed that, with respect to the authorization of the Rights Agreement and the issuance of the Rights, (A) the Company’s board of directors concluded in good faith, after exercising due care and carefully considering (i) the provisions of the Rights Agreement in light of (a) the characteristics of the Company which could make it an attractive takeover target, (b) the takeover environment existing at such time and (c) and the vulnerability of the Company to abusive takeover tactics in light of existing law and provisions of the Company’s Certificate of Incorporation and Bylaws, and (ii) the potential effect of the Rights Agreement on the Company, including any future proposal to acquire the Company, that the Rights Agreement is in the best interest of the Company and its stockholders and (B) the Company’s board of directors adopted the Rights Agreement to serve legitimate corporate purposes reasonably related to the potential threats perceived by the directors and not for the sole or primary purpose of perpetuating the directors’ or management’s control over the Company or providing personal financial gain for directors or management. In addition, we note that the enforceability of the Rights against the Company may depend on the determination of a court of the State of Delaware or other competent jurisdiction that the directors’ decision to maintain the Rights Agreement or to decline to redeem the Rights or take other future actions with respect to the Rights is a reasonable response to any particular threat to the Company.

            On the basis of the foregoing, and subject to the qualifications and limitations hereinafter set forth, we are of the opinion that:

1.	The Notes constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and will be entitled to the benefits of the Indenture, except as the enforceability thereof is subject to the effect of (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

NCI Building Systems, Inc.	3	April 22, 2005.

2.	The Common Stock has been duly authorized and reserved for issuance and, when certificates representing the Common Stock have been duly executed, countersigned, registered and delivered upon conversion of the Notes in accordance with the terms of the Notes and the Indenture, the Common Stock will be validly issued, fully paid and non-assessable.

3.	The issuance of the Rights has been duly authorized by all requisite corporate action on the part of the Company and, upon issuance thereof in connection with the issuance of the associated Common Stock and in accordance with the terms of the Rights Agreement, the Rights will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforceability thereof is subject to the effect of (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            The opinions set forth above are limited in all respects to (1) the contract law of the State of New York, (2) the contract law and the General Corporation Law of the State of Delaware, which includes the statutory provisions and also all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, and (3) applicable federal law. We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ BAKER BOTTS L.L.P.

KBR/JHC/AST